Exhibit 5.1

Goodwin Procter (UK) LLP Sancroft 10-15 Newgate Street London, EC1A 7AZ United Kingdom goodwinlaw.com

9 October 2024

Akari Therapeutics plc

Highdown House, Yeoman Way

Worthing, West Sussex

BN99 3HH, United Kingdom

Ladies and Gentlemen:

Akari Therapeutics plc – Registration Statement on Form S-4 – Exhibit 5.1

We have acted as English law advisers to Akari Therapeutics plc (the “Company”), a public limited company incorporated in England and Wales with company number 05252842 in connection with the agreement and plan of merger dated 4 March 2024, as amended by a side letter dated 15 August 2024 (the “Side Letter”), with Peak Bio, Inc. (“Peak Bio”) and Pegasus Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into Peak Bio (the “Merger”), with Peak Bio surviving the Merger as a wholly-owned subsidiary of the Company.

As consideration for the Merger, the Company intends to issue ordinary shares of US$0.0001 each in the capital of the Company up to a maximum aggregate nominal amount of US$14,444,680 (the “New Shares”) to a custodian for a depositary bank which will hold the New Shares on behalf of the Peak Bio shareholders and will issue American Depositary Shares (“ADSs”) of the Company to such shareholders, with each ADS representing 2,000 ordinary shares of the Company.

This opinion is being furnished in connection with the Registration Statement on Form S-4 (No. 333-282127) (the ”Registration Statement”) filed with the Securities and Exchange Commission (the ”SEC”) under the US Securities Act of 1933, as amended (the ”US Securities Act”) and the rules and regulations promulgated thereunder (the ”Rules”).

Akari ADSs are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “AKTX.”

1.	INTRODUCTION

1.1	Purpose

In connection with the preparation and filing of the Registration Statement with the SEC under the US Securities Act and the Rules, we have been asked to provide opinions on certain matters, as set out below. We have taken instructions in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Prospectus Supplement unless a contrary indication appears; and

Goodwin Procter (UK) LLP is a limited liability partnership registered in England and Wales with registered number OC362294. Its registered office is at 100 Cheapside, London, EC2V 6DY. A list of the names of the members of Goodwin Procter (UK) LLP is available for inspection at the registered office. Goodwin Procter (UK) LLP is authorised and regulated by the Solicitors Regulation Authority. Goodwin Procter (UK) LLP is affiliated with Goodwin Procter LLP, which operates in the United States of America.

Akari Therapeutics plc

9 October 2024

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have examined such questions of law as we have considered appropriate to give the opinions set forth in this letter. We have reviewed such documents and conducted such enquiries and searches as we have considered appropriate to give the opinions set forth in this letter, including the following documents and the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection on the Company’s file conducted on 9 October 2024 at 09:13 a.m. (London time);

(b)	an enquiry of the Central Index of Winding Up Petitions, London on 9 October 2024 at 10:02 a.m. (London time) ((a) and (b) together, the “Searches”);

(c)

a certificate dated 9 October 2024 signed by the Interim Chief Financial Officer of the Company (the “Certificate”) relating to certain factual matters as at the date of the Certificate and having annexed thereto copies (certified by the Interim Chief Financial Officer of the Company as being true, complete, accurate and up-to-date in each case) of the following documents:

i.

the resolutions proposed to be passed at the general meeting of the Company to be held on 7 November 2024, inter alia, to authorise the directors of the Company (the “Board”) for the purposes of s551 Companies Act 2006 to allot the New Shares (the “Shareholder Resolutions”);

ii.	an executed copy of the written resolutions of the Board dated 3 March 2024 (the “Initial Board Resolutions”) at which it was resolved, inter alia, to approve the Merger;

iii.

an executed copy of the written resolutions of the Board dated 13 September 2024 (the “Registration Statement Board Resolutions”) at which it was resolved, inter alia, to approve the filing of the Registration Statement with the SEC;

iv.

an executed copy of the written resolutions of the Board dated 9 October 2024, at which it was resolved, inter alia, to convene the general meeting of the Company referred to in paragraph 1.3(c)(i) and to ratify the Side Letter (such resolutions, together with the Initial Board Resolutions and the Registration Statement Board Resolutions, the “Board Resolutions”, and the Board Resolutions together with the Shareholder Resolution, the “Corporate Approvals” );

v.	a PDF copy of the current articles of association of the Company adopted on 8 December 2020 pursuant to a special resolution dated 30 June 2023 (the “Articles”);

Akari Therapeutics plc

9 October 2024

vi.	the certificate of incorporation of the Company dated 7 October 2004 and the certificate of incorporation on re-registration of the Company as a public company dated 15 February 2005;

(d)	a copy of the Registration Statement; and

(e)	a copy of each of the Merger Agreement and the Side Letter.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)

we have not investigated the laws of any country other than England and we express no opinion in this letter on the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions given below. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Merger Agreement, the Side Letter, the Merger, or any party to the Merger, including the Company, any document or any other matter contemplated by any document would or might affect this letter and/or the opinions given in it; and

(b)	we do not undertake or accept any obligation to update this letter and/or the opinions given in it to reflect subsequent changes in English law or factual matters.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) to this letter and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its schedules, and subject further to the following:

(a)	the Registration Statement becoming effective under the US Securities Act;

(b)	valid entries having been made in relation to the allotment and issue of the New Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the New Shares will, when issued pursuant to the terms of the Merger Agreement and the names of the holders of such New Shares are entered into the register of members of the Company and delivered as described in the Registration Statement, be validly issued and fully paid, and will not be subject to a call for payment of further capital.

Akari Therapeutics plc

9 October 2024

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the Merger or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Company’s Current Report on Form S-4 relating to the Merger, which is incorporated by reference in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the rules and regulations thereunder.

Other than for the purpose set out in the prior paragraph, this letter may not be relied upon, or assigned, for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully

/s/ Goodwin Procter (UK) LLP

Goodwin Procter (UK) LLP

Akari Therapeutics plc

9 October 2024

SCHEDULE 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)

the genuineness of all signatures (including electronic signatures), stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom they claim to be and holds the office they claim to hold;

(c)	the accuracy as to factual matters of each document we have reviewed;

(d)

that, where a document (including, without limitation, the Merger Agreement and the Side Letter) has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen, and that each of the signed documents examined by us has been duly executed and, where applicable, delivered on behalf of the Company;

(e)

that the Articles remain in full force and effect and no alteration has been made or will be made to such articles of association, in each case prior to the date of allotment and issue of the New Shares (the “Allotment Date”);

(f)

on the Allotment Date the Company will comply with all applicable laws to allot and issue the New Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the New Shares and any applicable share premium;

(g)

that all documents, forms and notices which should have been delivered to the Registrar of Companies in respect of the Company have been so delivered, that information revealed by the Searches was complete and accurate in all respects and has not, since the time of the Searches, been altered and that the results of the Searches will remain complete and accurate as at the date of the Registration Statement;

(h)

the Company has validly entered into the Merger Agreement and the Side Letter and such agreement will, when executed, be valid and binding on each party to it under the laws of the State of Delaware and the words and phrases used in the Merger Agreement and the Side Letter have the same meaning and effect as they would have if it were governed by English law;

(i)

that the New Shares when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of New Shares maintained for this purpose, in accordance with the Articles and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

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9 October 2024

(j)

that the contents of the Certificate were true and not misleading when given and remain true and not misleading as at the date of this letter and there is no fact or matter not referred to in the Certificate which could make any of the information in the Certificate inaccurate or misleading;

(k)

that any minutes of the meetings of the Board or the written resolutions of the Board (including the Committee Resolutions) provided to us in connection with the giving of this letter or otherwise contemplated in connection with the matters referred to herein were and/or will be duly passed as resolutions of the Board, all constitutional, statutory and other formalities were and/or will be observed and such resolutions have not been, and will not be, revoked or varied and remain in full force and effect as at the Allotment Date;

(l)

that the resolutions set out in the Shareholder Resolutions are validly passed and will not be revoked or varied and will remain in full force and effect and will remain so as at the Allotment Date and that, prior to the Allotment Date, the Company has not allotted Ordinary Shares or granted rights to subscribe for, or to convert any security into, Ordinary Shares pursuant to the Shareholder Resolutions which would, when aggregated with the allotment of the New Shares in connection with the Merger, result in the directors exceeding the limits set out in the Shareholder Resolutions;

(m)

that in relation to the Merger, the Board has acted and will act in the manner required by section 172 of the UK Companies Act 2006 (Duty to promote the success of the Company), and there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company;

(n)

that the directors of the Company acted or will act in accordance with sections 171 to 174 of the UK Companies Act 2006 in approving the resolutions recorded in the Corporate Approvals and that all actions to be carried out by the Company are or will be in its commercial interests;

(o)

that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 1.3 or which have not been disclosed to us that may affect the validity or enforceability of the documents listed in paragraph 1.3 or any obligation therein or otherwise affect the opinions expressed in this letter;

(p)

that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended, and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company);

Akari Therapeutics plc

9 October 2024

(q)

that no New Shares or rights to subscribe for New Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the New Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities; and

(r)

the Company is not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render any transaction contemplated under any corporate approvals or any associated activity illegal, void or voidable.

Akari Therapeutics plc

9 October 2024

SCHEDULE 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)

the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, and the available records may not be complete or up-to-date. In particular, the Central Registry of Winding-Up Petitions in England may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding Up Petitions in England are not capable of revealing whether or not a winding up petition or a petition for the making of an administration order has been presented and, further, notice of a winding up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England;

(b)

the opinions set out in this letter are subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)

save for the matters set out in the Certificate, we have made no enquiries of any individual connected with the Company and have relied entirely on the facts, statements and confirmations contained in the Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Certificate;

(e)

a certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error; and

(f)

it should be understood that we have not been responsible for investigating or verifying (i) the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement; or (ii) that no material facts have been omitted from it.